Exhibit 99.1

Pier 1 Imports, Inc. Declares Quarterly Cash Dividend

FORT WORTH, Texas--(BUSINESS WIRE)--June 20, 2014--Pier 1 Imports, Inc. (NYSE:PIR) today announced that its Board of Directors declared a $0.06 per share quarterly cash dividend on the Company’s outstanding shares of common stock. The $0.06 quarterly cash dividend will be paid on August 6, 2014 to shareholders of record on July 23, 2014. As of June 19, 2014, approximately 93.5 million shares of the Company’s common stock were outstanding.

Pier 1 Imports, Inc. is the original global importer of home décor and furniture. Information about the Company is available on www.pier1.com.

CONTACT:
Pier 1 Imports, Inc.
Cary Turner, 817-252-8400